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                                                                   Exhibit 10.20

                                     ALLOY

                        151 West 26th Street 11th floor
                              New York, NY  10001
                             phone: 212.244.4307
                              fax: 212.244.4311

                              Alloy Online, Inc.

                                 Offer Letter
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May 24, 2000


Robert Bell
41 Forest Avenue
Verona, N.J.  07044

Dear Bob:

I am very pleased to provide you with the terms and conditions of your employment by Alloy Online, Inc. (the "Company"). The following sets forth the proposed terms and conditions of our offer to employ you. We hope that you choose to join the Company and look forward to a mutually beneficial relationship.

1.  Position:  Your initial position will be Chief Technology Officer, based out
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of the Company's main office located in New York City, New York.  Your location is subject to change at the discretion of the Company. As the Company's employee, we expect you to devote your full time and energies to the business and affairs of the Company, and to perform any and all duties and responsibilities associated with this position and as may be reasonably assigned to you by the Company. In addition to your primary duties, you shall perform such other services for the Company as may be reasonably assigned to you from time to time by the Company. Your performance will be reviewed on a periodic basis as long as you remain employed by the Company.

2.  Starting Date/Nature of Relationship:  If you accept this offer, your
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employment with the Company shall commence on July 19, 2000.  Except as expressly set forth herein, no provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for a specific period of time and you agree that, except as expressly set forth herein, your employment is at-will and either party may terminate the relationship with or
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without cause. In the event that you are terminated by the Company without
"cause", you shall be entitled to severance pay equal to one year's base salary, paid out over one year.

3.   Compensation and Benefits:  Your initial base pay shall be $4,807.69 per
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week ($250,000 on an annualized basis), of which a mutually agreed upon amount will be in the form of tax deferred compensation in a mutually agreed upon program. This level of base pay will be reviewed at least annually. You will be eligible for a potential bonus of up to 30% of base salary per annum, for which the criteria will be individual performance review and corporate performance.

     In addition, you shall be entitled to receive options to purchase 150,000 shares of the Company's Common Stock, par value $0.01 per share, pursuant to the Company's Restated 1997 Employee, Director and Consultant Stock Plan. Such options shall be exercisable at a purchase price per share equal to the closing price of the Company's Common Stock on the NASDAQ market on the business day prior to the date of your commencement of employment with the Company. To the extent permissible under the Internal Revenue Code, such options will be granted as Incentive Stock Options and any options that cannot be granted as Incentive Stock Options will be granted as Non-Qualified Options. The options shall have the following vesting schedule: 37,500 shares shall vest one year after your first day of employment, 37,500 shares shall vest two years after your first day of employment, 37,500 shares shall vest three years after your first day of employment, and the remaining 37,500 shares shall vest four years after your first day of employment. The options shall have terms of ten years. If Matt Diamond, Jim Johnson and Sam Gradess depart from the executive management of the Company, the unvested portion of such options will vest immediately.

     The Company will rent a studio apartment in New York City that you may use on a priority basis.

     In addition to your compensation, you will be entitled to receive the various benefits offered by the Company to its employees. Benefits offered may be modified or changed from time to time at the discretion of the Company. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive any particular benefit of the plan is governed solely by the applicable plan document. Should you ever have any questions, you should ask Beth Stankard, the Company's Human Resources representative, for a copy of the applicable plan document.

4.   Confidentiality:  The Company considers the protection of its confidential
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information, proprietary materials and goodwill to be extremely important.
Consequently, as a condition of this offer of employment and your subsequent employment, you are required to sign the Non-Competition and Confidentiality Agreement (the "Agreement") enclosed with this letter.

5.   Miscellaneous:  This letter, together with the Agreement, constitutes our
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entire offer regarding the terms and conditions of your employment by the
Company. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. The terms of your employment shall be governed by the law of the State of New York. By accepting this offer of employment, you agree that any action, demand, claim or counterclaim concerning any aspect of your employment relationship with the Company shall be
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resolved by a judge alone, and you waive and forever renounce your right to a trial before a civil jury.

Addition:  4 weeks vacation.
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     You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter and the Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein. This offer will expire on _____________, 2000 unless accepted by you prior to such date.

     I am delighted to offer you the opportunity to join our look forward to your joining us.


ALLOY ONLINE, INC.


\s\ Beth Stankard
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Vice President, Human Resources


Accepted and Agreed:
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\s\ Robert Bell
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Date:  June 6, 2000